Exhibit 7

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 10, 2026, by and among:

1.	ProjectNY, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Merger Sub”); and

2.	each person listed in the column titled “Continuing Shareholder” in Schedule A hereto (each, a “Continuing Shareholder”).

Capitalized terms used but not otherwise defined herein, and the term “affiliate,” shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Merger Sub and Perfect Corp., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICA) (the “Surviving Company”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Merger Sub and CIT have, concurrently with the execution of this Agreement, entered into the CyberLink Support Agreement;

WHEREAS, as of the date hereof, each Continuing Shareholder is the “beneficial” owner (the term “beneficial” or “beneficially” or like expression shall have such meanings as defined under Rule 13d-3 of the Exchange Act) of the Class A ordinary shares, par value US$0.10 per share, and/or the Class B ordinary shares, par value US$0.10 per share, of the Company (collectively, the “Shares”) set forth in the column titled “Existing Shares” opposite the name of such Continuing Shareholder in Schedule A hereto (“Existing Shares”). With respect to each Continuing Shareholder, its or her Existing Shares, together with any other Shares and securities of the Company owned (whether beneficially or of record) by it or her as of the date hereof or acquired (whether beneficially or of record) by it or her after the date hereof and prior to the earlier of the Effective Time and the termination of all of its or her obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options or Company Warrants or the conversion of any convertible securities or otherwise, shall be collectively referred to herein as its or her “Securities”;

WHEREAS, in connection with the consummation of the Merger, each Continuing Shareholder agrees:

(a) to vote all of its or her Securities at the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company in favor of the authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in each case upon the terms and conditions set forth herein; and

(b) to receive no cash consideration for (i) the Shares as set forth opposite such Continuing Shareholder’s name in the column titled “Existing Shares” in Schedule A hereto and (ii) any Shares that such Continuing Shareholder may acquire following the date hereof and prior to the Effective Time by means of purchase, dividend or distribution, conversion of any convertible securities or otherwise, all of which shall not be cancelled in the Merger and shall remain outstanding and continue to exist without interruption following the Merger as ordinary shares in the Surviving Company (such shares, “Continuing Shares” in the Company prior to the Effective Time, and “Continuing Shares” in the Surviving Company from and after the Effective Time);

WHEREAS, in order to induce Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Continuing Shareholders are entering into this Agreement; and

WHEREAS, the Continuing Shareholders acknowledge that Merger Sub is entering into the Merger Agreement in partial reliance on the representations, warranties, covenants and other agreements of the Continuing Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting

Section 1.1            Voting. From and after the date hereof until the first to occur of the Effective Time and the Expiration Time (as defined below), each Continuing Shareholder irrevocably and unconditionally agrees that, at the Shareholders’ Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment thereof), or in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought in respect of any of such matters, such Continuing Shareholder shall (x) in case of a meeting, appear or cause such Continuing Shareholder’s representative(s) to appear at such meeting or otherwise cause its or her Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (y) vote or cause to be voted (including by proxy, if applicable), or exercise its or her right to consent with respect to, all of its or her Securities:

(a)            in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

(b)            against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition with or inconsistent with the Transactions, including the Merger;

(c)            against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Continuing Shareholder of its or her obligations under this Agreement, including, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Merger Sub; or (iv) any other action that would require the consent of Merger Sub pursuant to the Merger Agreement, unless approved in writing by Merger Sub;

(d)            against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Continuing Shareholder contained in this Agreement;

(e)            in favor of any other matter necessary or otherwise reasonably requested by Merger Sub to effect the Transactions, including the Merger; and

(f)            in favor of any adjournment of the Shareholders Meeting or other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (e) in this Section 1.1 is to be considered (and any adjournment thereof) as may be reasonably requested by Merger Sub.

Section 1.2            Restrictions on Transfers. Except pursuant to the Merger Agreement, each Continuing Shareholder agrees that, from the date hereof until the Expiration Time, such Continuing Shareholder shall not, and shall cause its or her affiliates not to, directly or indirectly:

(a)            offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of such Continuing Shareholder’s Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any of its or her Securities which (i) has, or could reasonably be expected to have, the effect of reducing or limiting its or her economic interest in such Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities;

(b)            deposit any of such Continuing Shareholder’s Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c)            convert or exchange, or take any action which would result in the conversion or exchange of, any of such Continuing Shareholder’s Securities;

(d)            knowingly take any action that would make any representation or warranty of such Continuing Shareholder set forth in this Agreement to be made as of a date following the date hereof untrue or incorrect or have the effect of preventing, disabling, or delaying such Continuing Shareholder from performing any of its or her obligations under this Agreement; or

(e)            agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

Any purported Transfer in violation of this Section 1.2 shall be null and void.

ARTICLE II
Continuing Shares

Section 2.1            Each Continuing Shareholder acknowledges and agrees that such Continuing Shareholder’s Continuing Shares shall constitute and be treated as “Continuing Shares” for purposes of the Merger Agreement and this Agreement.

Section 2.2            Each Continuing Shareholder acknowledges and agrees that (i) such Continuing Shareholder shall not have the right to receive the Per Share Merger Consideration in connection with the Merger with respect to any Continuing Shares held by such Continuing Shareholder as of immediately prior to the Effective Time, and (ii) at the Effective Time, each Continuing Share shall not be cancelled in the Merger and shall remain outstanding and continue to exist without interruption as one ordinary share in the Surviving Company.

ARTICLE III
Representations, Warranties and Covenants of the Continuing Shareholders

Section 3.1            Representations and Warranties. Each Continuing Shareholder, severally and not jointly, represents and warrants to Merger Sub that, as of the date hereof and as of the Effective Time (other than representations and warranties that by their terms address matters only as of a specified time, in which case as of such time):

(a)            such Continuing Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform such Continuing Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)            this Agreement has been duly executed and delivered by such Continuing Shareholder and, if such Continuing Shareholder is not a natural person, the execution, delivery and performance of this Agreement by such Continuing Shareholder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Continuing Shareholder and no other corporate or similar action or proceeding on the part of such Continuing Shareholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)            assuming due authorization, execution and delivery by Merger Sub, this Agreement constitutes a legal, valid and binding agreement of such Continuing Shareholder, enforceable against such Continuing Shareholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(d)            such Continuing Shareholder:

(i)            (x) as of the date hereof is, and immediately prior to the Effective Time will be, the legal and beneficial owner of, and as of the date hereof has, and immediately prior to the Effective Time will have, good and valid title to, such Continuing Shareholder’s Securities, free and clear of any Liens which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Continuing Shareholder of its or her obligations under this Agreement, and (y) as of the date hereof has, and as of immediately prior to the Effective Time will have, sole or shared (together with its or her controlled affiliates) voting power, power of disposition and power to control dissenter’s rights, with respect to all of such Continuing Shareholder’s Securities, with no limitations, qualifications or restrictions on such rights, in each case of the foregoing clauses (x) and (y), subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement;

(ii)            except as contemplated hereby, is not a party as of the date hereof, and will not be a party as of the Effective Time, to any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the pledge, disposition or voting of any of such Continuing Shareholder’s Securities, and such Continuing Shareholder’s Securities are not as of the date hereof, and will not be as of the Effective Time, subject to any voting trust agreement or other Contract to which it or she is a party, which restricts or otherwise relates to the voting or Transfer of such Securities;

(iii)            has not as of the date hereof Transferred any interest in any of its or her Existing Shares, and will not have as of the Effective Time Transferred any interest in any of its or her Securities; and

(iv)            has not appointed or granted as of the date hereof any proxy or power of attorney that is still in effect with respect to any of its or her Existing Shares, and will not have appointed or granted as of the Effective Time any proxy or power of attorney that is still in effect with respect to any of its or her Securities, in each case except as contemplated by this Agreement;

(e)            as of the date hereof, other than its or her Existing Shares, such Continuing Shareholder does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company or any direct or indirect interest in any such securities (including by way of derivative securities);

(f)            except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands and Taiwan, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Continuing Shareholder for the execution, delivery and performance of this Agreement by such Continuing Shareholder or the consummation by such Continuing Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Continuing Shareholder, nor the consummation by such Continuing Shareholder of the transactions contemplated hereby, nor compliance by such Continuing Shareholder with any of the provisions hereof shall (x) if such Continuing Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of such Continuing Shareholder, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Continuing Shareholder pursuant to, any Contract to which such Continuing Shareholder is a party or by which such Continuing Shareholder or any property or asset of such Continuing Shareholder is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting in any material respect the performance by such Continuing Shareholder of its or her obligations under this Agreement, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Continuing Shareholder or any of its or her properties or assets;

(g)            on the date hereof, there is no Action (i) pending against such Continuing Shareholder or, to the knowledge of such Continuing Shareholder, any affiliate of such Continuing Shareholder or, (ii) to the knowledge of such Continuing Shareholder, threatened against such Continuing Shareholder or any affiliate of such Continuing Shareholder that restricts in any material respect or prohibits (or, if successful, would restrict in any material respect or prohibit) the performance by such Continuing Shareholder of its or her obligations under this Agreement;

(h)            such Continuing Shareholder has been afforded the opportunity to ask such questions as it or she has deemed necessary of, and to receive answers from, representatives of Merger Sub concerning the terms and conditions of the transactions contemplated hereby and such Continuing Shareholder acknowledges that it or she has been advised to discuss with its or her own counsel the meaning and legal consequences of the representations and warranties of such Continuing Shareholder in this Agreement and the transactions contemplated hereby; and

(i)            such Continuing Shareholder understands and acknowledges that Merger Sub is entering into the Merger Agreement in partial reliance upon such Continuing Shareholder’s execution, delivery and performance of this Agreement.

Section 3.2            Covenants. Each Continuing Shareholder, severally and not jointly:

(a)            agrees not to knowingly take any action that would make any representation or warranty of such Continuing Shareholder contained herein to be made as of a date following the date hereof untrue or incorrect or have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Continuing Shareholder of its or her obligations under this Agreement;

(b)            irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Continuing Shareholder may have with respect to its or her Securities (including, without limitation, any rights under Section 238 of the CICA);

(c)            agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Continuing Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Continuing Shareholder’s commitments, arrangements and understandings under this Agreement, in each case, if Merger Sub or the Company reasonably determines it is required by applicable Law or the SEC (or its staff);

(d)            agrees and covenants that such Continuing Shareholder shall promptly notify Merger Sub of any new Shares and other securities of the Company with respect to which beneficial ownership is acquired by such Continuing Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

(e)            agrees that, upon the reasonable request of Merger Sub, such Continuing Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
Representations and Warranties of Merger Sub

Section 4.1            Representations and Warranties. Merger Sub represents and warrants to each Continuing Shareholder that, as of the date hereof and as of the Effective Time (other than representations and warranties that by their terms address matters only as of a specified time, in which case as of such time):

(a)            (i) Merger Sub is, as of the date hereof and as of the Effective Time, and the Surviving Company will be, an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands; (ii) Merger Sub has, as of the date hereof and as of the Effective Time, and the Surviving Company will have, all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)            this Agreement has been duly and validly executed and delivered by Merger Sub and the execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate action or proceeding on the part of Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception;

(c)            except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Merger Sub for the execution, delivery and performance of this Agreement by Merger Sub or the consummation by Merger Sub of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Merger Sub, nor the consummation by Merger Sub of the transactions contemplated hereby, nor compliance by Merger Sub with any of the provisions hereof shall (x) conflict with or violate any provision of the organizational documents of Merger Sub, (y) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Merger Sub pursuant to, any Contract to which Merger Sub is a party or by which Merger Sub or any of its property or asset is bound or affected, or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub or any of its properties or assets;

(d)            except as contemplated by the Merger Agreement, the CyberLink Support Agreement or as otherwise agreed by the parties hereto, at and immediately after the Effective Time, there shall be no (i) options, warrants, or other rights to acquire share capital of Merger Sub, (ii) no outstanding securities exchangeable for or convertible into share capital of Merger Sub and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities; and

(e)            at and immediately after the Effective Time, (i) the Continuing Shares set forth in the column titled “Continuing Shares” in Schedule A hereto, and (ii) the aggregate shares in the Surviving Company set forth in the column titled “Continuing Shares” in Schedule A of the CyberLink Support Agreement held by CIT (or its affiliates) shall be all of the share capital of the Surviving Company issued and outstanding at and immediately after the Effective Time.

ARTICLE V
Termination

Section 5.1            Termination. This Agreement, and the obligations of each Continuing Shareholder hereunder, shall terminate and be of no further force or effect immediately upon the first to occur of (a) following the consummation of the Merger at the Effective Time and (b) termination of the Merger Agreement in accordance with its terms (such time, the “Expiration Time”); provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE VI
Miscellaneous

Section 6.1            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth in Schedule B hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2            Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.3            Entire Agreement. This Agreement, the CyberLink Support Agreement, the Confidentiality Agreement, the confidentiality agreement between CIT and the Company, the Limited Guarantee, the Merger Agreement and the agreements contemplated thereby constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4            Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be irreparably injured by a breach of this Agreement by it or her and that money damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by a party shall not preclude the simultaneous or subsequent exercise of any other such right, power or remedy by a party.

Section 6.5            Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Continuing Shareholders and by Merger Sub, or in the case of a waiver, by each party against whom the waiver is to be effective; provided that none of this Section 6.5 and the other provisions with respect to which the Company is made a third-party beneficiary shall be amended or waived without the Company’s prior written consent. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6            Governing Law; Jurisdiction; Dispute Resolution.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters arising out of or relating to the conversion, exchange, cancellation or sale (as applicable) of the Shares contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands.

(b)            All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it or she is not subject personally to the jurisdiction of the above named courts, that its or her property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

(c)            Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2 of the Merger Agreement and in the case of each party hereto at the address set forth in Schedule B hereto under such party’s name (or at such other address for such party as shall be specified in a notice given in accordance with Section 6.1). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

Section 6.7            Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it or she may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement and any of the agreements delivered in connection herewith or the Merger and other transactions contemplated hereby or thereby. Each of the parties hereto hereby certifies and acknowledges that (a) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) it or she understands and has considered the implications of such waivers, (c) it or she makes such waivers voluntarily, and (d) it or she has been induced to enter into this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers and certifications in this Section 6.7.

Section 6.8            Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors and permitted assigns and, in the case of Ms. Alice H. Chang, her estate, heirs, beneficiaries, personal representatives and executors, to the extent applicable), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of the obligations of the Continuing Shareholders pursuant to Article I, Article II, Section 3.1(d), Section 3.2(b), Section 3.2(c), Article V and this Article VI and shall be entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 6.9            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any purported assignment in contravention hereof shall be null and void ab initio; provided, that Merger Sub may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Merger Sub, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of Ms. Alice H. Chang, her estate, heirs, beneficiaries, personal representatives and executors, to the extent applicable.

Section 6.10            No Presumption against Drafting Party. Each of the parties to this Agreement acknowledges that it or she has been represented by independent counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11            Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement and the transactions permitted by or provided in the Merger Agreement, and each Continuing Shareholder may disclose the existence and content of this Agreement to such Continuing Shareholder’s Non-Recourse Parties (as defined in the Limited Guarantee).

Section 6.12            Interpretation. When a reference is made in this Agreement to a clause, Section or Article such reference shall be to a clause, Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its, his or her successors and permitted assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”. For the avoidance of doubt, references to “Merger Sub” shall, from and after the Effective Time, mean the Surviving Company, as the successor to Merger Sub and the surviving company (as defined in the CICA) in the Merger.

Section 6.13            Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PROJECTNY

By	/s/ Alice H. Chang
	Name:	Alice H. Chang
	Title:	Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Alice H. Chang

/s/ Alice H. Chang

GOLDEN EDGE CO., LTD.

By	/s/ Iris Chen
	Name:	Iris Chen
	Title:	Director

DVDonet.com. Inc.

By	/s/ Liang-Chu Sun
	Name:	Liang-Chu Sun
	Title:	Director

World Speed Company Limited

By	/s/ Liang-Chu Sun
	Name:	Liang-Chu Sun
	Title:	Director

[Signature Page to Support Agreement]

SCHEDULE A
Continuing Shares

Continuing Shareholder	Existing Shares	Continuing Shares	Surviving Company Shares
Ms. Alice H. Chang	597,256 Class A Ordinary Shares 973,744 Class B Ordinary Shares	597,256 Class A Ordinary Shares 973,744 Class B Ordinary Shares	1,571,000 Surviving Company Shares
GOLDEN EDGE CO., LTD.	10,622,620 Class B Ordinary Shares	10,622,620 Class B Ordinary Shares	10,622,620 Surviving Company Shares
DVDonet.com. Inc.	4,669,346 Class B Ordinary Shares	4,669,346 Class B Ordinary Shares	4,669,346 Surviving Company Shares
World Speed Company Limited	523,008 Class B Ordinary Shares	523,008 Class B Ordinary Shares	523,008 Surviving Company Shares

Schedule A

SCHEDULE B
Notices pursuant to Section 6.1

Schedule B